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                                                                  Exhibit 8.1



                                February 5, 1998


Wesbanco, Inc.
Bank Plaza
Wheeling, West Virginia  26003

Commercial Bancshares, Incorporated
415 Market Street
Parkersburg, WV  26101

Ladies & Gentlemen:

                  You have requested our opinion regarding certain Federal income tax consequences of a transaction (the "MERGER") in which Commercial Bancshares, Incorporated ("COMMERCIAL"), will merge into CBI Holding Company ("CBI"), a wholly-owned subsidiary of Wesbanco, Inc. ("WESBANCO"). In the Merger, each outstanding share of common stock of Commercial ("COMMERCIAL COMMON STOCK"), will be converted into the right to receive 2.85 shares of common stock of Wesbanco ("WESBANCO COMMON STOCK").

                  In rendering this opinion, we have reviewed the Agreement and Plan of Merger, dated as of September 30, 1997, (the "MERGER AGREEMENT"), among Wesbanco, Commercial and CBI, the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by Wesbanco with the Securities and Exchange Commission on February 5, 1998 (the "PROXY STATEMENT/PROSPECTUS") and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us. As to various matters of fact material to this opinion, we have relied upon certificates of officers of Commercial and Wesbanco. Our opinion is based on the facts described below and in the afore-referenced officers' certificates and any other relevant facts set forth in the Merger Agreement which are incorporated herein as fully as though set forth herein.

                  All capitalized terms not otherwise defined herein have the meanings given such terms in the Proxy Statement/Prospectus.

                  For purposes of this opinion, we have assumed that the Merger will be consummated pursuant to the terms and conditions set forth in the Merger Agreement. In addition, we have assumed the existence of the following facts, which we understand will be confirmed to us in writing by officers of Wesbanco and Commercial. We have neither investigated nor verified the accuracy of any of the assumptions upon which this opinion is based.


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Wesbanco, Inc.
Commercial Bancshares, Incorporated
February 5, 1998
Page 2


                  1. The aggregate fair market value of the total consideration to be paid to the holders of Commercial Common Stock pursuant to the Merger will be approximately equal to the aggregate fair market value of the Commercial Common Stock surrendered by the holders of Commercial Common Stock pursuant to the Merger.

                  2. The fair market value of the Wesbanco Common Stock received by each holder of shares of the Commercial Common Stock as a result of the Merger is expected to equal not less than 50%, of the fair market value of the Commercial Common Stock surrendered in exchange therefor.

                  3. There is no plan or intention by any shareholder of Commercial who owns five percent or more of the Commercial Common Stock, and to the best knowledge of each of Commercial and Wesbanco, no holders of Commercial Common Stock plan or intend to sell, exchange or otherwise dispose of in the foreseeable future a number of shares of Wesbanco Common Stock received pursuant to the Merger such that the ownership of Wesbanco Common Stock by former holders of Commercial Common Stock would be reduced to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the outstanding Commercial Common Stock as of the same date. For purposes of this assumption, shares of Commercial Common Stock surrendered upon the exercise of dissenters' rights or exchanged for cash in lieu of fractional shares of Wesbanco Common Stock will be treated as outstanding Commercial Common Stock on the date of the Merger. Moreover, shares of Wesbanco Common Stock and shares of Commercial Common Stock held by Commercial shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

                  4. CBI will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Commercial immediately prior to the Merger. For purposes of this representation, amounts paid by Commercial to shareholders who receive cash, Commercial assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Commercial immediately preceding the transfer, will be included as assets of Commercial held immediately prior to the consummation of the Merger.

                  5. Prior to the Merger, Wesbanco will be in control of CBI within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

                  6. Following the Merger, CBI will not issue additional shares of its stock that would result in Wesbanco losing control of CBI within the meaning of Section 368(c) of the Code.

                  7. Wesbanco has no plan or intention to reacquire any of its stock issued in the Merger to holders of Commercial Common Stock.


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Wesbanco, Inc.
Commercial Bancshares, Incorporated
February 5, 1998
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                  8. Other than (x) transfers among members of the Wesbanco
affiliated group, and (y) dispositions or transfers made in the ordinary course of business, Wesbanco has no plan or intention to liquidate CBI, to merge CBI with and into another corporation, or dispose of any of the assets of Commercial acquired by CBI in the Merger.

                  9. The liabilities of Commercial assumed by CBI and the liabilities to which the transferred assets of Commercial are subject were incurred by Commercial in the ordinary course of its business.

                  10. Following the Merger, CBI will continue the historic business of Commercial or use a significant portion of Commercial's business assets in a business.

                  11. Commercial, Wesbanco, CBI and the shareholders of Commercial will pay their respective expenses, if any, incurred in connection with the Merger.

                  12. There is no intercorporate indebtedness existing between Wesbanco and Commercial or between CBI and Commercial that was issued, acquired, or will be settled at a discount.

                  13. None of Wesbanco, CBI or Commercial is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  14. Commercial is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  15. The fair market value of the assets of Commercial transferred to CBI will equal or exceed the sum of the liabilities assumed by CBI in the Merger, including the amount of liabilities, if any, to which the transferred assets are subject.

                  16. No stock of CBI will be issued in the Merger.

                  17. The payment of cash in lieu of fractional shares of the Wesbanco Common Stock is solely for the purpose of avoiding the expense and inconvenience to Wesbanco of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Commercial shareholders instead of issuing fractional shares of Wesbanco Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Commercial shareholders in exchange for their shares of the Commercial Common Stock. The fractional share interests of each Commercial stockholder will be aggregated, and no Commercial stockholder will receive cash in lieu of a fractional share in an amount equal to or greater than the value of one full share of Wesbanco Common Stock.


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Wesbanco, Inc.
Commercial Bancshares, Incorporated
February 5, 1998
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                  18. Neither Wesbanco nor CBI will assume in the Merger any liabilities of Commercial which arise out of or are fixed and determined in or as a result of the Merger except for legal fees, accounting fees, securities registration expenses, transfer agents' fees, printing costs, investment banking fees and payments to dissenting Commercial shareholders.

                  19. The Merger is being entered into and carried out for a bona fide business purpose.


         OPINION

                  Based solely upon the facts and representations set forth above, subject to the foregoing, and assuming the Merger would be consummated on the date of this letter but otherwise in accordance with the Merger Agreement, it is our opinion that:

                           (1) The Merger will constitute a reorganization
within the meaning of Section 368(a)(1)(A) of the Code, and Wesbanco, CBI and Commercial will each be a "party to a reorganization" within the meaning of 368(b) of the Code.

                           (2) No gain or loss will be recognized by Wesbanco,
CBI or Commercial as a result of the Merger. However, we express no opinion on the effect, if any, of other tax aspects of the Merger, including the carryover, carryback or limitation on tax attributes of Wesbanco or Commercial or the other matters governed by Sections 381 through 384 of the Code, or the like.

                           (3) No gain or loss will be recognized by any
Commercial shareholder upon the exchange of that shareholder's shares of Commercial Common Stock for shares of Wesbanco Common Stock pursuant to the Merger.

                           (4) The basis of the shares of Wesbanco Common Stock
received by a Commercial shareholder (including any fractional shares) will be the same as the basis of the shares of Commercial Common Stock surrendered in exchange therefor.

                           (5) If shares of Commercial Common Stock were capital
assets in the hands of a Commercial shareholder immediately prior to the Merger, the holding period of the shares of Wesbanco Common Stock received by that Commercial shareholder in the Merger will include the holding period of the shares of Commercial Common Stock surrendered in exchange therefor.

                           (6) A Commercial shareholder who dissents from the
proposed Merger and receives solely cash in exchange for that shareholder's shares of Commercial Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the Code. If the distribution is eligible for


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Wesbanco, Inc.
Commercial Bancshares, Incorporated
February 5, 1998
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treatment as a distribution in redemption of that shareholder's shares, that shareholder will have gain to the extent of the consideration received less that shareholder's adjusted basis in those shares.

                           (7) The receipt by a Commercial shareholder of cash
in lieu of a fractional share of Wesbanco Common Stock will be treated as if that fractional share were issued to that holder in the Merger and thereafter redeemed by Wesbanco for cash. The receipt of cash by a shareholder will be treated as a distribution by Wesbanco in exchange for the fractional share as provided in Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a shareholder's fractional share, that shareholder will have gain to the extent of the consideration received less that shareholder's allocable adjusted basis in that fractional share.

                  This opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. This opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Commercial or Wesbanco shareholders in light of their particular circumstances, including persons who are not United States persons or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, shareholders who receive shares of Commercial or Wesbanco Common Stock through the exercise of employee stock options or through other compensation arrangements, or shareholders who do not hold Commercial or Wesbanco common stock as "capital assets" within the meaning of
Section 1221 of the Code.

                  This opinion is not and does not constitute advice on Federal income tax consequences to any particular Commercial shareholder. Because the federal income tax consequences discussed above depend upon each Commercial shareholder's particular tax status, each shareholder should consult the shareholder's own tax adviser for advice on the tax consequences of the Merger to the shareholder.

                  This letter is solely for your information in connection with the proposed Merger. This letter is not to be quoted in whole or in part, nor filed with any other governmental agency or any other person, without the prior written consent of this firm.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus that is part of the Registration Statement.

                                                Very truly yours,

                                                /s/ KIRKPATRICK & LOCKHART LLP